UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BIND THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BIND THERAPEUTICS, INC.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2016

June 17, 2016

Dear BIND Stockholder,

The proxy statement for the 2016 Annual Meeting of Stockholders (the “Proxy Statement”) of BIND Therapeutics, Inc., a Delaware corporation (the “Company”), to be held on June 21, 2016 (the “Meeting”), was filed with the Securities and Exchange Commission on April 29, 2016. Since then, there have been developments regarding the Board of Directors of the Company (the “Board”). We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement as set forth in this Supplement to the Proxy Statement.

Recent Developments

On June 15, 2016, Amir Nashat Sc.D. informed the Board of his resignation from the Board and all committees of the Board on which he serves, effective June 17, 2016. As a result of his resignation, Dr. Nashat’s name has been withdrawn from nomination for re-election to the Board at the Meeting. At this time, the Board is not nominating a replacement director for election at the Meeting.

In addition, on June 15, 2016, Amy W. Schulman informed the Board of her resignation from the Board and all committees of the Board on which she serves, effective June 17, 2016. The Board has reduced its size from nine to seven directors, effective upon the effectiveness of the resignations of both Dr. Nashat and Ms. Schulman.

As recommended by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), effective upon the effectiveness of Dr. Nashat’s resignation from the Audit Committee of the Board (the “Audit Committee”), the Board has appointed Eric Rowinsky, M.D. to fill the vacancy on the Audit Committee created by Dr. Nashat’s resignation, and effective upon the effectiveness of Ms. Schulman’s resignation from the Audit Committee, the Board has appointed Arthur Tzianabos, Ph.D. to fill the vacancy on the Audit Committee created by Ms. Schulman’s resignation. The Board has determined that each of Dr. Rowinsky and Dr. Tzianabos meets the heightened independence requirements for audit committee members of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and is able to read and understand fundamental financial statements, as required by the rules of The NASDAQ Stock Market.

In addition, as recommended by the Nominating Committee, the Board has appointed Charles Rowland, Jr. to serve as the Chair of the Compensation Committee of the Board (the “Compensation Committee”), effective upon the effectiveness of Ms. Schulman’s resignation from the Compensation Committee.

Impact on Voting at the Meeting

Stockholders do not need to take any action if they have already voted their shares for the Meeting. Other than Dr. Nashat, the nominees named in the Proxy Statement sent or made available to the Company’s stockholders will stand for election at the Meeting. Notwithstanding the withdrawal of Dr. Nashat’s nomination, the form of proxy card included in the Company’s definitive proxy materials remains valid, and no new proxy cards are being distributed. Any votes that are or have been submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining two nominees, as named in the Proxy Statement, and any votes that are or have been submitted with instruction to vote for Dr. Nashat will be disregarded.

Sincerely,

Andrew Hirsch

President and Chief Executive Officer